Exhibit 99.2

FOR IMMEDIATE RELEASE

WRIGLEY ANNOUNCES SUCCESSFUL CLOSE OF THE KRAFT CONFECTIONERY ACQUISITION
$1.46 Billion Transaction Adds Key Confectionery Brands to the Wrigley Portfolio

Chicago, Ill. – June 29, 2005 – The Wm. Wrigley Jr. Company (NYSE: WWY) announced today that it has successfully completed the purchase of certain confectionery assets of Kraft Foods Global, Inc. for $1.46 billion.  The transaction gives Wrigley ownership of iconic brands such as Altoids®, Life Savers®, Creme Savers® and Sugus®, as well as various regional and local brands and additional production capabilities.

The purchase price will be offset in part by approximately $300 million in cash tax benefits associated with amortization of intangible assets.  The net acquisition cost of $1.16 billion represents 2.4 times 2004 sales.  This transaction, including one-time costs, is expected to be slightly dilutive to earnings in 2005 and slightly accretive in 2006.

Additionally, in order to best maximize the effectiveness and efficiency of Wrigley’s overall production network, the Company intends to discontinue operations at a newly acquired Kraft facility in Bridgend, Wales and at two existing Wrigley facilities – in Chicago, Ill. and Edison, N.J.  Wrigley also plans to sell the North American marketing rights and the Iowa production facility for the Trolli® brand that are included in the Kraft transaction.  At the same time, Wrigley will increase investment and business activity at the Company’s manufacturing facilities in Gainesville, Ga., and Yorkville, Ill., as well as at its newly acquired plant in Chattanooga, Tenn.

Focus on Confections
“This transaction represents a significant reinforcement of our position as a world-class confectionery company; and while we must make some very difficult manufacturing and supply chain decisions that have significant implications for our associates, we believe these moves are necessary to best position the Company to achieve our long-term strategic business goals,” noted Bill Wrigley, Jr., Chairman, President & CEO.  “With our confectionery expertise and focus, we look for these newly acquired brands to flourish under Wrigley’s global umbrella.  They have a rich heritage and are well-loved and well-known as quality brands by our customers and consumers.”

Peter Hempstead, Senior Vice President – Worldwide Strategy & New Business, added, “We are even more excited about the potential of these confectionery brands than we were when we signed the deal back in November.  These additions to the Wrigley portfolio further fuel our expansion into the broader confectionery arena, building on our internally developed mint and hard candy offerings as well as the Joyco acquisition that we completed just over a year ago.”

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WRIGLEY COMPLETES CONFECTIONERY ACQUISITION

Supply Chain Streamlining
The Wrigley Company has carefully assessed its longer-term supply chain needs and has identified opportunities for efficiency across its production and distribution networks and plans to take the following actions regarding the acquired Kraft facilities:

-	transfer production of Altoids over the next six to nine months from Bridgend, Wales to North America, where nearly 90 percent of the brand’s current sales occur today; and
-	seek a buyer for the North American marketing rights for the Trolli brand and the related manufacturing facility in Creston, Iowa.

Severance and other cash closing costs of approximately $15 million will be incurred as a result of the above moves and will be accounted for as part of the overall acquisition cost.

During a transition period, Wrigley will maintain a number of co-manufacturing agreements to produce certain products, including contracts with Kraft facilities in Mt. Royal, Quebec and Cobourg, Ontario.  Kraft will also be providing other “transition services” under contract for Wrigley, including distribution, marketing and sales support.   This is being done to help ensure a smooth and seamless transition from Kraft to Wrigley for both customers and consumers.  The majority of the transition support arrangements, including all licensing agreements, will conclude by the end of 2005, with the exception of the Mt. Royal co-manufacturing contract that will extend into 2008.

Over approximately the next 18 months, Wrigley will also phase out production at its Chicago chewing gum plant and its L.A. Dreyfus gum base subsidiary in Edison, N.J.  Wrigley officials said they will work closely with employees in those locations and provide them support throughout the transition period.

“While these were hard choices to make, we believe these decisions are in the best interest of our overall business and are consistent with our long-standing philosophy of manufacturing close to our consumers and customers,” said Darrell Splithoff, Senior Vice President – Worldwide Supply Chain.  “We are committed to making the transition for our associates and communities as smooth as possible and to treating all team members with trust, dignity and respect.”

During this transition, the Wrigley Company will support associates by offering some employees the opportunity to transfer to other locations and offering others an enhanced early retirement program.  For those not willing or eligible to take advantage of those offers, the Company will offer severance as well as outplacement services.

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WRIGLEY COMPLETES CONFECTIONERY ACQUISITION

The addition of the Kraft confectionery plant in Chattanooga, Tenn., creates the opportunity to significantly improve supply chain efficiencies by streamlining finished product operations in North America.  The Chicago plant, established in 1911, is the oldest in Wrigley’s global supply chain and has production split among multiple buildings and floors.  Chewing gum and ingredient operations in Chicago will be transferred to Wrigley’s 11-year-old production facility in Yorkville, Ill., that enjoys a flexible, one-story layout and more efficient access to transportation for both ingredients and finished products.

In terms of ingredient operations, Wrigley has moved towards a more regionalized approach to gum base production.  For example, Wrigley has supplied gum base for the EMEAI region (primarily Europe) from its Biesheim, France facility for decades; and gum base for the Asian region is now being produced at the Company’s new plant in Shanghai, China.  Likewise, Wrigley believes it will be more efficient to discontinue its North American gum base production at L.A. Dreyfus and shift it to the Company’s largest chewing gum manufacturing facility in Gainesville, Ga.

These U.S. restructuring activities will result in approximately $60MM of after-tax charges, including $25MM in non-cash charges.  It is anticipated that somewhat less than half of the expenses will be incurred in 2005, with the balance mainly recorded in 2006.  The returns generated by these actions are expected to support additional investments in the business, in order to continue to meet the Company’s strategic and financial objectives.

The net impact of the combined supply chain moves is expected to be a reduction of approximately 500 positions or about 3% of Wrigley’s global workforce.

Commercial Integration
Over the past six months, the Wrigley team has engaged in significant planning to help ensure the smooth integration of the acquisition.

“We’re committed to successfully and seamlessly integrating these brands and making those Kraft associates joining the Wrigley sales, marketing and supply chain infrastructure feel welcome.  We will make the transition as smooth as possible for all of our customers and consumers,” commented Ron Waters, Wrigley’s Chief Operating Officer. “Beyond that, over the long term, we will take advantage of our confectionery focus, consumer insights, front-end expertise, and global sales and marketing strength to grow these brands and develop their full marketplace potential.”

The Wrigley Company has identified the need for additional investments in sales and marketing support, including people, to further develop and grow these brands.  And while this increased level of support will moderate margins in the short run, it is expected to lead to greater brand vitality and growth longer term.

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WRIGLEY COMPLETES CONFECTIONERY ACQUISITION

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of more than $4.0 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K. ®.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – Corporate Communications
	Phone:	312-804-2277 (cell)
312-645-4077 (office)

Kelly McGrail, Director – Corporate Communications
Phone: 312-645-4754

We may from time-to-time, in this document or documents incorporate by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.